Exhibit 99.1


   ArthroCare Reports Record Revenues of $53.6 Million for the Third Quarter;
            Revenue Growth of 40 Percent Drives Strong Cash Flow and
                       a 99 Percent Increase in Net Income

    AUSTIN, Texas--(BUSINESS WIRE)--Nov. 1, 2005--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today financial results for the third quarter ended Sept. 30, 2005. Third quarter product revenues were $51.6 million, a 40 percent increase over the $36.8 million recorded in the same quarter of the previous year. Total revenues, which include product revenues, license fees and royalties, for the third quarter were $53.6 million, a 40 percent increase over the $38.2 million reported in the third quarter of 2004.
    ArthroCare's revenue growth was positively impacted by the company's 2004 acquisitions of Opus Medical, Inc. and Medical Device Alliance, Inc. and its wholly owned subsidiary Parallax Medical, Inc., as well as the 2005 acquisition of Applied Therapeutics, Inc. Excluding the impact of these acquisitions, total revenue growth for the third quarter of 2005 versus the comparable period in 2004 was approximately 19 percent.
    ArthroCare reported net income of $7.2 million, or $0.27 per diluted share, for the third quarter of 2005, compared to net income of $3.6 million, or $0.16 per diluted share, reported in the same quarter of 2004.


                           Q3 SUMMARY TABLE

                                        Q305        Q205        Q304
----------------------------------------------------------------------
Product Sales                          $51.6 M    $49.7 M     $36.8 M
----------------------------------------------------------------------
License Fees, Royalties and Other
 Revenues                               $2.0 M     $2.0 M      $1.4 M
----------------------------------------------------------------------
Total Revenues                         $53.6 M    $51.7 M     $38.2 M
----------------------------------------------------------------------
Net Income                              $7.2 M     $4.8 M      $3.6 M
----------------------------------------------------------------------
Earnings Per Diluted Share               $0.27      $0.19       $0.16
----------------------------------------------------------------------


    FIRST NINE MONTHS OF 2005

    For the first nine months of 2005, total revenues reached $155.0 million, a 39 percent increase compared with 2004 total revenues of $111.4 million. The product sales portion of revenue also increased 39 percent to $149.1 million compared to $107.0 million in 2004. Net income for the nine-month period was $15.2 million, or $0.58 per diluted share, which represents a 61 percent increase in earnings per share (EPS) compared to nine-month net income of $8.3 million, or $0.36 per diluted share, in the previous year.

    REVENUE

    In addition to third quarter product sales of $51.6 million, license fees, royalties and other revenue were $2.0 million in the third quarter of 2005, which represents 4 percent of total revenue, compared to $1.4 million and 4 percent of total revenue in the third quarter of 2004. Despite the strengthening U.S. dollar, international revenue for the third quarter of 2005 increased 14 percent compared to the same period last year, and represented 20 percent of product sales during the quarter.

    BUSINESS UNIT PERFORMANCE

    The Sports Medicine business unit produced year-over-year revenue growth of 49 percent during the quarter ended Sept. 30, 2005 compared with the same period of 2004, and represented 67 percent of total product revenue.
    Sales in the Spine business unit were flat during the third quarter of 2005 compared to the same period in 2004 and prior quarter in 2005. Spine sales represented 12 percent of product sales in the third quarter of 2005.
    The third quarter increase in ENT product sales over the comparable period of last year was 49 percent, with ENT sales representing 21 percent of product revenue during the quarter. This growth continues to be driven by tonsillectomy sales in the United States, where ArthroCare estimates Coblation technology was used in approximately 30 percent of all tonsillectomies during the third quarter.

    OPERATIONS

    Product margin was 68 percent in the third quarter of 2005, compared to 67 percent in the year-ago quarter, reflecting ongoing improvements related to ArthroCare's Costa Rican manufacturing strategy.
    Operating expenses were approximately $26.5 million in the third quarter, compared to $29.9 million in the second quarter of 2005. This quarter-to-quarter decrease is due substantially to a payment associated with the Smith & Nephew License and Settlement Agreement, as well as a reduction in consulting and accounting services fees and legal expenses. These reductions were partially offset by costs related to the acquisition of Applied Therapeutics, including a $2.4 million write-off for in-process research and development.
    Cash flow from operations for the three months ended Sept. 30, 2005 improved to $14.3 million due, in part, to the Smith & Nephew settlement fee. ArthroCare ended the third quarter with approximately $39.7 million in cash and cash equivalents, up $7.1 million from the previous quarter after making a $10 million cash payment for the Applied Therapeutics asset purchase and a $1.1 million term loan payment.
    "We are pleased to report a strong financial performance for the third quarter," said Michael A. Baker, president and chief executive officer for ArthroCare. "We generated record revenue, strong cash flow, and grew earnings per share even more rapidly than sales. In addition, we completed a number of strategic initiatives -- including the product supply agreement with Smith & Nephew and acquisition of Applied Therapeutics -- which will further enhance our strategic position moving forward."

    RECENT CORPORATE DEVELOPMENTS

    -- On Oct. 5, 2005, ArthroCare repaid the remaining $26 million balance on its term loan related to the Opus Medical acquisition, enabling the company to eliminate its existing long-term debt. The company is in the process of negotiating a new credit facility, which will be used to fund the anticipated 2006 Opus Medical earn-out payments, the potential Applied Therapeutics earn-out payment and other strategic capital needs.

    -- ArthroCare signed a worldwide product supply agreement with the Endoscopy business of Smith & Nephew. Under the agreement, ArthroCare will manufacture bipolar and monopolar arthroscopy products for worldwide sale by Smith & Nephew. As part of a joint licensing agreement, ArthroCare also will receive royalty payments for all bipolar products Smith & Nephew sells in the United States and for bipolar shaver products manufactured and sold by Smith & Nephew worldwide. ArthroCare also has been granted a license for the worldwide sale of spine products. In addition to product sales from the supply agreement and royalties, ArthroCare received a one-time cash settlement payment at signing and will receive a series of related milestone payments over the next twelve months. The product supply and license agreements settle all legal disputes between ArthroCare and Smith & Nephew, including the pending legal matters in Delaware and Tennessee.

    -- ArthroCare purchased substantially all of the business and assets and assumed certain liabilities of Applied Therapeutics, Inc., a maker of ENT sinus surgery treatment products. Its patented carboxymethyl-cellulose (CMC)-based packing and tamponade products promote platelet aggregation directly at the wound site while remaining moist for the duration of insertion.

    -- ArthroCare launched its new LabraFix System, a knotless arthroscopic repair technology that provides surgeons with an easy and fast labral repair. The LabraFix System -- which leverages the clinically proven AutoCuff(R) technology for Rotator Cuff Repair -- is designed to provide orthopedic surgeons with an enhanced arthroscopic approach to repairing shoulder labrum tears (Bankart and SLAP lesions) without having to tie complex and time-consuming surgical knots. The enabling technology has the potential to lower procedure costs by minimizing surgery time; it is faster than conventional arthroscopic techniques, enabling five-second direct, single-step suturing and knotless fixation.

    -- ArthroCare was named one of the 50 fastest growing technology companies in Texas by Deloitte in its Technology Fast 50 Program. Technology Fast 50 winners are ranked based on percentage of revenue growth over five years (2000 - 2004).

    -- ArthroCare received a 2005 Technology & Business award from Start magazine. These awards honor manufacturers who have "shown themselves to be extremely adept at using leading-edge technology to solve critical business issues." ArthroCare won the award for the successful implementation of its product lifecycle management solution.

    BUSINESS OUTLOOK

    The following statements are based on current expectations on Nov. 1, 2005. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.
    The following fiscal year 2005 guidance excludes the impact of non-cash or non-recurring charges related to equity compensation expenses. It does include anticipated depreciation, amortization and other non-recurring expenses related to ArthroCare acquisitions, including Opus Medical and Applied Therapeutics.
    ArthroCare's updated business outlook for fiscal 2005 is as follows:

    -- ArthroCare expects total revenues for the fourth quarter of fiscal 2005 to be between $55 million and $60 million, and total revenues for fiscal 2005 to be in the range of $210 million to $215 million.

    -- ArthroCare anticipates diluted EPS for the fourth quarter of fiscal 2005 to be between $0.28 and $0.30.

    The following fiscal year 2006 guidance excludes the impact of non-cash or non-recurring charges related to equity compensation expenses. It does include anticipated depreciation, amortization and other non-recurring expenses related to ArthroCare acquisitions, including Opus Medical and Applied Therapeutics, as well as the impact of the Smith & Nephew agreement, including the milestone payments from Smith & Nephew payable to ArthroCare in fiscal year 2006.

    ArthroCare's business outlook for fiscal 2006 is as follows:

    -- The company expects total revenues for fiscal 2006 to be in the range of $255 million to $265 million.

    -- ArthroCare anticipates diluted EPS for fiscal 2006 to be in the range of $1.25 to $1.35.

    CONFERENCE CALL

    ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. The call will be simultaneously Webcast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through Dec. 1, 2005. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21265578.

    ABOUT ARTHROCARE

    Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare's products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue -- minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2005 and 2006, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company's patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-Q for the quarter ended June 30, 2005 and Form 10-K for the year ended Dec. 31, 2004. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                               ---------------------------------------
                                         Three Months Ended
                               September 30, September 30,
                                   2005          2004       Variance
                               ------------- ------------- -----------

Revenues:
  Net Product Sales                 $51,621       $36,811     $14,810
  Royalties, fees and other           2,003         1,383         620
                               ------------- ------------- -----------
    Total revenues                   53,624        38,194      15,430

Cost of product sales                16,402        12,139      (4,263)
                               ------------- ------------- -----------

  Gross profit                       37,222        26,055      11,167
                               ------------- ------------- -----------
                Product Margin         68.2%         67.0%
                  Gross Margin         69.4%         68.2%

Operating expenses:
  Research and development            5,261         3,189      (2,072)
  Sales and marketing                18,258        13,646      (4,612)
  General and administrative         (1,014)        3,989       5,003
  Acquired in process research
   and development costs
   (IPR&D)                            2,400             -      (2,400)
  Amortization of intangible
   assets                             1,564           586        (978)
                               ------------- ------------- -----------
    Total operating expenses         26,469        21,410      (5,059)

Income from operations               10,753         4,645       6,108
Interest and other income, net         (693)          316      (1,009)
                               ------------- ------------- -----------
Income before income tax
 provision                           10,060         4,961       5,099
          Net Operating Margin           19%           13%

Income tax provision                  2,866         1,340      (1,526)
                               ------------- ------------- -----------

Net income                           $7,194        $3,621      $3,573
                               ============= ============= ===========

Basic net income per share            $0.29         $0.17       $0.12
                               ============= ============= ===========

Shares used in computing basic
 net income per share                24,538        21,411

Diluted net income per common
 share                                $0.27         $0.16       $0.11
                               ============= ============= ===========

Shares used in computing
 diluted net income per share        26,470        23,194

                               ---------------------------------------
                                          Nine Months Ended
                               September 30, September 30,
                                   2005          2004       Variance
                               ------------- ------------- -----------

Revenues:
  Net Product Sales                $149,139      $107,007     $42,132
  Royalties, fees and other           5,900         4,441       1,459
                               ------------- ------------- -----------
    Total revenues                  155,039       111,448      43,591

Cost of product sales                47,175        36,373     (10,802)
                               ------------- ------------- -----------

  Gross profit                      107,864        75,075      32,789
                               ------------- ------------- -----------
                Product Margin         68.4%         66.0%
                  Gross Margin         69.6%         67.4%

Operating expenses:
  Research and development           15,268         9,840      (5,428)
  Sales and marketing                55,208        41,539     (13,669)
  General and administrative          8,255        11,082       2,827
  Acquired in process research
   and development costs
   (IPR&D)                            2,400             -      (2,400)
  Amortization of intangible
   assets                             4,480         1,636      (2,844)
                               ------------- ------------- -----------
    Total operating expenses         85,611        64,097     (21,514)

Income from operations               22,253        10,978      11,275
Interest and other income, net       (1,829)          443      (2,272)
                               ------------- ------------- -----------
Income before income tax
 provision                           20,424        11,421       9,003
          Net Operating Margin           13%           10%

Income tax provision                  5,250         3,084      (2,166)
                               ------------- ------------- -----------

Net income                          $15,174        $8,337      $6,837
                               ============= ============= ===========

Basic net income per share            $0.63         $0.39       $0.24
                               ============= ============= ===========

Shares used in computing basic
 net income per share                24,199        21,203

Diluted net income per common
 share                                $0.58         $0.36       $0.22
                               ============= ============= ===========

Shares used in computing
 diluted net income per share        26,155        22,926
                               ---------------------------------------

ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                        September 30,    December 31,
ASSETS                                      2005            2004
                                       ---------------  --------------
Current assets:
    Cash and cash equivalents                 $39,684         $21,836
    Accounts receivable, net of
     allowances                                42,159          34,032
    Inventories, net                           42,913          40,484
    Prepaid expenses and other current
     assets                                    15,310          15,549
                                       ---------------  --------------
          Total current assets                140,066         111,901

Property and equipment, net                    31,170          29,396
Related party receivables                       1,075           1,075
Intangible assets, net                         42,049          39,959
Goodwill                                       57,980          57,859
Other assets                                      328             341
                                       ---------------  --------------

              Total assets                   $272,668        $240,531
                                       ===============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                         $12,068          $9,517
     Accrued liabilities                        8,429           9,925
     Accrued compensation                       6,198           6,783
     Current portion of long term debt         25,714           4,286
     Income taxes payable                       5,338             478
                                       ---------------  --------------
          Total current liabilities            57,747          30,989

Loan payable, net of current portion                -          24,643
Deferred taxes and other liabilities            9,525           9,647
                                       ---------------  --------------
          Total liabilities                    67,272          65,279
                                       ---------------  --------------


          Total stockholders' equity          205,396         175,252
                                       ---------------  --------------

               Total liabilities and
                stockholders' equity         $272,668        $240,531
                                       ===============  ==============



    CONTACT: ArthroCare Corporation, Austin
             Investors:
             Fernando Sanchez, 512-391-3967
              or
             Media:
             Haberman & Associates
             Jon Zurbey, 612-372-6446
             jon@habermaninc.com